Exhibit 10.31

*TEXT OMITTED AND FILED SEPARATELY
Confidential Treatment Requested
Under 17 C.F.R. Section 200.80(B)(4), 200.83 and
240.24b-2

FedEx Contract No. 06-0037

EQUIPMENT PURCHASE, LICENSE AND SERVICES AGREEMENT

THIS EQUIPMENT PURCHASE, LICENSE AND SERVICES AGREEMENT (the “Agreement”) is made on this the 29th day of August, 2005 (the “Effective Date”), between FEDEX CORPORATE SERVICES, INC., a Delaware corporation (“FedEx”), and TIME AMERICA, INC, an Arizona corporation (“Contractor”).

ARTICLE 1

DEFINITIONS

In addition to words and terms elsewhere defined in this Agreement, the following words and terms as used in this Agreement shall have the following meanings, unless some other meaning is apparent from the context in which the words and terms are used:

Section 1.01.  Affiliate.  Any entity that, directly or indirectly, controls, is controlled by or is under common control with FedEx, where “control” is defined as the ownership of at least fifty percent (50%) of the equity or beneficial interests of such entity, but only for so long as such control exists.  Any Affiliate may place orders under this Agreement.

Section 1.02.  Delivery.  Receipt by FedEx of the any Equipment and/or Software ordered pursuant to the terms and conditions of this Agreement.

Section 1.03.  Documentation.  All textual material relating to the Software, including flow charts, operating instructions, and related technical information and specifications, plus all maintenance modifications thereto.  Documentation shall also include customary end-user materials, such as user manuals, in both hard copy and machine readable format.

Section 1.04.  Equipment.  The time-keeping related equipment listed in Exhibit A which is attached hereto and incorporated herein by reference and which may be ordered from time to time by FedEx pursuant to the terms and conditions of this Agreement.

Section 1.05.  Excusable Delay.  Any delay in Contractor’s performance occasioned by causes beyond its reasonable control and not occasioned by its intentional acts, fault or negligence, and including acts of God or public enemies, industrial or civil disturbances, orders of any governmental or military entity having authority to act, or failure of suppliers for one of the foregoing reasons to provide parts and components to Contractor timely.

Section 1.06.  Initial Order.  The initial order of Equipment, Software and Maintenance Services ordered by FedEx under this Agreement as set forth in Exhibit B of this Agreement.

Section 1.07.  Installation Date.  The date upon which FedEx is notified by Contractor in writing that any Equipment and/or Software ordered under this Agreement has been installed by Contractor as required

*    Confidential Treatment Requested

under the Professional Services Agreement between the parties dated contemporaneously herewith (FedEx Contract No. 06-0036), is functioning and is able to perform substantially the function for which it is intended.

Section 1.08.  Location.  The specific retail location at which the Equipment and/or Software must be delivered.  Each Location will be specified either in the applicable Purchase Order submitted by FedEx or in a subsequent written directive from FedEx.

Section 1.09.  MNDA.  The Mutual Non-Disclosure Agreement by and between the parties dated May 23, 2003, a copy of which is attached hereto as Exhibit F.

Section 1.10.  Maintenance Services.  The maintenance and support services that may be ordered from time to time by FedEx described in Exhibit C of this Agreement which is attached hereto and incorporated herein by reference.

Section 1.11.  Purchase Order.  A written or electronic ordering communication issued subsequent to the Effective Date by FedEx to Contractor authorizing the purchase of the Equipment or Maintenance Services and specifying the quantity and the Purchase Price of the Equipment ordered.

Section 1.12.  Purchase Price.  The price for any Equipment, Software or Maintenance Services ordered from time to time by FedEx pursuant to the terms and conditions of this Agreement as based upon the  schedule set forth in Exhibit A.

Section 1.13.  Software.  The computer programs described in Exhibit A consisting of a series of instructions and statements in object code form, along with any related materials and technical data including, but not limited to, Documentation provided for use in connection with the Software.  The term shall also include any custom configuration of the Software developed for FedEx by Contractor pursuant to the Professional Services Agreement dated August 29, 2005.

Section 1.14.  Specifications.  The technical and operational specifications to which the any ordered Equipment and/or Software must conform as specified in Exhibit D which is attached hereto and incorporated herein by reference.

ARTICLE 2

TERM AND TERMINATION

Section 2.01.  Term.  The term of this Agreement shall commence upon the date of execution of this Agreement by both parties and shall expire not later than August 1, 2008 (the “Initial Term”), unless earlier terminated as provided in this Agreement.  Upon FedEx’s request, this Agreement may be extended upon the same terms and conditions for additional successive periods of one (1) year (“Extension Term”).

Section 2.02.  Termination.  The Agreement and/or any Purchase Order hereunder may be terminated by FedEx at will, with or without cause, upon not less than thirty (30) days prior written notice to Contractor.

(a)           In the event of termination of the Agreement by FedEx, FedEx shall be liable for any Software and any finished or in-process Equipment ordered prior to the effective date of termination. In the event of a material breach by Seller, FedEx shall have the immediate right to terminate this Agreement without any liability for any finished or in-process Equipment.

(b)           In the event FedEx terminates any Maintenance Services, Contractor shall, within thirty (30) days

*    Confidential Treatment Requested

of the effective date of such termination, return to FedEx the prorated portion of any fees which may have been paid in advance by FedEx for such Services.

ARTICLE 3

LICENSES

Section 3.01.  Software License.  Subject to the payment of the License Fees specified in Exhibit A, Contractor hereby grants to FedEx, and FedEx hereby accepts, subject to the terms and conditions of this Agreement, an irrevocable, perpetual, non-exclusive, transferable, unlimited and world-wide license to use, and to allow its subcontractors to use the Software in connection with the performance of services for FedEx.  FedEx shall have the right to install, at no charge, a back-up copy of the Software for archival and disaster recovery purposes.

Section 3.02.  Documentation License.  With any Software licensed by FedEx hereunder, Contractor shall provide one (1) complete set of easy to understand system, technical and user Documentation.  Contractor shall supply current, updated Documentation with each update or upgrade to a licensed Software provided to FedEx under this Agreement.  Contractor hereby grants to FedEx the right and license to copy the Documentation (including manuals and updates thereto) for end-user training or otherwise as necessary in connection with the use of the licensed Software.  Documentation will be distributed only to employees of FedEx or to third parties who are under a Non-Disclosure Agreement with FedEx.

Section 3.03.  Right to Use, Move or Transfer Licenses.  Any license granted hereunder may be transferred by FedEx internally or to an Affiliate.  No license from Contractor cannot be transferred outside of FedEx without the express written approval of Contractor.

ARTICLE 4

ORDERS AND PAYMENT

Section 4.01.  Orders.  FedEx may order Equipment, Software or Maintenance Services under the terms of this Agreement by issuance of Purchase Orders, or such other means acceptable to both parties (collectively referred to as “Purchase Orders”).  The terms contained herein apply to all orders for the purchases of Equipment, Software or Maintenance Services by FedEx.  In the event of a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall control.  No terms contained in any Purchase Order or any acceptance or confirmation or similar document issued by Company shall be binding on the parties unless specifically agreed to in writing by both parties.

(a)           The Initial Order under this Agreement is set forth in Exhibit B which is attached hereto and incorporated herein by reference.  Accordingly, this Agreement shall serve as a Purchase Order and confirmation for such initial purchase without the necessity for the issuance of any further ordering or invoicing documentation.

(b)           Other than the Initial Order set forth in Exhibit B, this Agreement does not obligate FedEx to order any minimum or maximum quantities of Equipment, Software or Maintenance Services and FedEx assumes no commitment, financial or otherwise, except for specific the Equipment or Services that may be ordered from time to time by FedEx on a duly executed Purchase Order.

Section 4.02.  Payment.  For any Equipment, Software or Maintenance Services ordered under this Agreement, FedEx shall pay to Contractor a fee based on the price schedule set forth in Exhibit A (the “Price Schedule”), as set forth on an applicable Purchase Order.

(a)           The Price Schedule shall remain in effect for the Initial Term of the Agreement. Thereafter, during any Extension Term, prices shall not increase by more than Five Percent (5%) of the prices

*    Confidential Treatment Requested

charged during the preceding contract period or of the Consumer Price Index-All Urban Consumers for the previous year, whichever is less.

(b)           Subject to Section 5.02, Contractor shall submit each invoice for Equipment and Software to FedEx upon shipment.  Thereafter, each invoice shall be due and payable within thirty (30) days of Delivery or within forty-five (45) days of invoice date, whichever occurs first.

(c)           All taxes, excises, duties and assessments whatsoever (except taxes levied or assessed against Contractor based upon gross receipts or net income or taxes imposed upon the privilege of doing business or exercising a franchise) arising out of the sale and delivery of the Equipment to FedEx (the “Taxes”) shall be the responsibility of FedEx.  Such Taxes, if any, shall be added to the Equipment Purchase Price as a separate item.

(i)            Contractor shall invoice FedEx for the sales or use Taxes it is responsible for collecting and paying on the sale of Equipment (or any other taxes asserted pursuant to Section 8.01) by separately stating the amount and percent of such Taxes in each invoice presented to FedEx for payment (or the final invoice, if agreed to by FedEx and Contractor).  FedEx shall pay such Taxes to Contractor in accordance with the payment procedures set out in Section 4.02(b), unless (i) the validity or application of the Taxes is contested by FedEx in good faith, or (ii) FedEx is permitted to make a direct payment to the Taxes to the taxing authority, and FedEx notifies Contractor of its intention to do so. Contractor shall defend, indemnify and hold harmless FedEx against any failure of Contractor to remit such taxes to the appropriate authorities.

(ii)           Contractor shall, upon FedEx’s written request and at its expense, assist FedEx in contesting the validity or application of any Taxes.  Contractor agrees that if it receives a refund of all or part of any Taxes (including interest and penalties) previously paid by FedEx, it shall promptly remit the refund to FedEx.

ARTICLE 5

DELIVERY, TITLE AND RISK OF LOSS

Section 5.01.  Delivery.  Upon receipt of a Purchase Order or other written instructions from FedEx specifying a Location for Delivery, Contractor will ship Software within ninety (90) days and Equipment within one hundred eighty (180) days.  Contractor will ship the Equipment and/or Software using a FedEx–provided shipping account number or other means of shipping provided by FedEx which shall be used solely for shipments to FedEx or an Affiliate.  The Equipment shall be shipped by Contractor to the Location(s) described in the applicable Purchase Order.

Section 5.02.  Inspection and Acceptance Testing by FedEx.  Upon receipt of the Equipment and/or Software, FedEx shall have the right to inspect the Equipment.  In the event the Equipment does not conform to the Purchase Order, FedEx shall so notify Contractor in writing of any non-conformity.  Contractor shall then have a cure period of five (5) calendar days to remedy the cause of such nonconformity and resubmit the Equipment and/or Software to FedEx.  If at the end of the cure period the Equipment and/or Software does not conform to the requirements of this Agreement, FedEx may at its option either:

(a)           Reject the Equipment and/or Software, whereupon Contractor shall promptly remove the Equipment and/or Software from the Location and immediately remit to FedEx any amount previously paid by FedEx to Contractor for the Equipment and/or Software; or

*    Confidential Treatment Requested

(b)           Conditionally accept the Equipment and/or Software, subject to the negotiation of any equitable reduction in the price of the Equipment and/or Software as a result of such nonconformity.  If such reduction is not agreed upon within ten (10) calendar days following FedEx’s election to conditionally accept the Equipment and/or Software, FedEx may then elect to reject the Equipment and/or Software as provided above.

Section 5.03.  Title and Risk of Loss.  Risk of loss, damage to, or destruction of any Equipment shall transfer from Contractor to FedEx upon Delivery of the Equipment to FedEx in accordance with this Article 5.  Title to the Equipment shall transfer to FedEx upon FedEx’s acceptance of such Equipment.

ARTICLE 7

CONTRACTOR’S WARRANTIES

Section 7.01.  Contractor’s Warranties.  Contractor warrants and represents that:

(a)           Equipment Warranties

(i)            That the Equipment shall be free from defects in design, material or workmanship for a period of twelve (12) months following the Installation Date;

(ii)           That the Equipment will conform to the Specifications set forth in the related Documentation and as provided in Exhibit D for a period of twelve (12) months following the Installation Date; and

(iii)          The Equipment shall conform to any applicable laws.

(b)           Software Warranties

(i)            That the Software will perform in the manner specified in its applicable specifications as set forth in the related Documentation;

(ii)           That the media upon which the Software is provided shall be free of defects in materials and workmanship;

(iii)          That Contractor will provide timely system Releases, error corrections and such improvements as may be necessary to maintain compatibility with any operating system changes in which the Software operates, provided that FedEx is a then-current subscriber to Maintenance Services.

(c)           Services Warranty – all Services shall be performed according to the terms and conditions of this Agreement and in conformity with accepted standards of Contractor’s profession;

Section 7.02.  Additional Warranties.  In addition to the Warranties set forth in Section 7.01, Contractor warranties that:

(a)           FedEx shall receive full legal and beneficial title to the Equipment, free and clear of any and all security interests, liens, claims, charges or encumbrances and that Contractor has full power and lawful authority to sell the Equipment to FedEx without conflict with any rights of a third party;

(b)           FedEx’s possession, use and enjoyment of the Equipment shall not infringe the intellectual property rights of any third party;

*    Confidential Treatment Requested

(c)           Any services ordered by FedEx will be performed by qualified, careful, and efficient employees; and

(d)           All Installation and Maintenance Services furnished under this Agreement will be of high quality and workmanship.

Section 7.03.  Exclusions.  Contractor does not warrant any component or software supplied by FedEx or its suppliers.  This warranty may be voided by:  (i) misuse, accident, vandalism (meaning the willful or malicious destruction or defacement of the Equipment), or modification caused by FedEx or a third-party); (ii) unsuitable physical or operating environment; (iii) unauthorized maintenance by FedEx or the retail store at the Location; (iv) removal or alteration of part identification; or (v) failure caused by a product for which Contractor is not responsible.

Section 7.04.  Warranty Service.  In the event that any Service and/or any Equipment or part is not in conformity to the above warranties, Contractor shall, within two (2) business days after such notification or discovery thereof and at no expense to FedEx, re-perform the Service or repair the defect or replace the Equipment or any parts thereof at its sole expense with Equipment or parts of equal or better quality satisfactory to FedEx.  To obtain warranty service, FedEx must follow the notice and return procedures set forth in Exhibit E.

ARTICLE 8

SERVICES

Section 8.01.  Maintenance Services.  Subject to the payment of any required fees, Contractor shall provide Maintenance Services (as defined in Exhibit C) to FedEx and shall correct and repair any failure, malfunction, defect or nonconformity in any Equipment provided hereunder, following notification by FedEx to Contractor of such failure, malfunction, defect or nonconformity which prevents the Equipment from performing in accordance with the warranties, documentation, specifications and other materials provided to FedEx hereunder.  Contractor shall exert reasonable and diligent efforts to provide a suitable repair or replacement within the time frames outlined in Exhibit C.  All maintenance shall include reasonable and diligent efforts to provide a suitable correction or replacement in a timely manner based on the nature of the problem and the impact on FedEx.

(a)           FedEx shall have the right to renew or order additional Maintenance Services (pursuant to the price schedule set forth in Exhibit A) under the same terms and conditions at any time throughout the Term of this Agreement.  FedEx shall not be required to purchase or renew any Maintenance Services at any time and failure to obtain or renew any such services shall not affect any rights to any Equipment acquired by FedEx under this Agreement.

(c)           The annual services period for any initial or renewal order of Maintenance Services placed by FedEx shall commence as of the date set forth in FedEx’s Purchase Order.  The fees for any Maintenance Services for any services period of less than a full fiscal year shall be prorated for such period.  If FedEx should agree to purchase On-Site Maintenance Services subsequent to the Warranty Period, payment will be due within thirty (30) days following the beginning of the maintenance period designated in the applicable Purchase Order.

Section 8.02.  Time and Material Repair Services.  In the event FedEx is not entitled to Warranty Service and elects to forego purchasing Maintenance Services, Contractor agrees, upon request of FedEx, to provide on-site repair and replacement services for any Equipment on a time and materials basis at the rates specified in Exhibit A or as may be otherwise agreed by the parties in writing.

*    Confidential Treatment Requested

ARTICLE 9

INDEMNIFICATION

Section 9.01.  General Indemnification.  Contractor agrees to indemnify, defend and hold harmless FedEx, its affiliates and their shareholders, directors, officers, agents and employees from any and all liabilities, damages, losses, expenses, demands, claims, suits or judgments, including reasonable attorneys’ fees, and expenses, for the death of or bodily injury to any person and for the loss of, damage to or destruction of any property in any manner arising out of (i) the negligent or intentional acts or omissions of Contractor, its agents, employees or any person for whose acts or omissions Contractor, its agents, employees or subcontractors may be responsible, or (ii) Contractor’s breach of this Agreement.

Section 9.02.  Patent Indemnification.  Contractor shall indemnify, defend and hold harmless FedEx, its directors, officers, employees and agents, from and against any claim that the Equipment or any part thereof (excluding any FedEx-provided software) or the use, lease or sale of any item delivered or to be infringes any United States or foreign patent, including process, copyright or other proprietary right.  Contractor shall pay any royalties and other costs related to the settlement of such claim and the cost in damages, including attorney’s fees, finally awarded as a result of any suit based on such claim.

(a)           FedEx shall promptly notify Contractor of any such claim and shall give Contractor such assistance and information as is available to FedEx for the defense of such claim, and FedEx will not settle or compromise any such claim without Contractor’s prior written consent.  Any assistance or information furnished by FedEx at the request of Contractor shall be at Contractor’s expense.  Notwithstanding, Contractor will not consent to any injunction, decree, judgment or settlement which would have the effect of preventing FedEx’s use of any Equipment without FedEx’s prior written consent.

(b)           If the use of any Equipment delivered under this Agreement is enjoined as a result of a suit based on any claim of infringement of a United States or foreign patent, copyright or other proprietary right, Contractor shall, at its option, but in no event later than thirty (30) days after FedEx’s use of the Equipment is so enjoined, (i) negotiate a license or other agreement with the claimant so that the Equipment is no longer subject to such injunction, (ii) modify the Equipment so that it becomes non-infringing, provided such modification can be accomplished without materially affecting the performance of the Equipment, (iii) replace the Equipment with non-infringing Equipment of equal or better performance and quality, subject to the prior approval of FedEx or (iv) repurchase the Equipment for the Equipment Purchase Price paid by FedEx under this Agreement.

ARTICLE 10

PERMITS, LICENSES, LAW & REGULATIONS

Section 10.01.  Contractor’s Responsibilities.  Contractor shall be responsible for familiarizing itself and complying with all laws, ordinances, rules, regulations and orders of any public authority having jurisdiction over the Equipment.  Contractor shall be liable for and shall indemnify and hold harmless FedEx against any resulting fines, penalties, judgments or damages, including reasonable attorney’s fees, arising out of Contractor’s failure to comply with any such laws, ordinances, rules, regulations and orders.

Section 10.02.  FedEx’s Responsibilities.  FedEx agrees to obtain and pay for all necessary licenses or permits as may be necessary to complete the Installation of the Equipment being sold hereunder.  In the event FedEx fails to do so, Contractor shall not be obligated to install the Equipment until FedEx has obtained all necessary permits and licenses for the Installation.

ARTICLE 11

DELAYS, DEFAULTS, REMEDIES

Section 11.01.  Events of Default.  If any one or more of the following Events of Default shall happen,

*    Confidential Treatment Requested

then this Agreement and/or any Purchase Order hereunder may be terminated in whole or in part at the option of the party not in default although such termination shall not be deemed an election of remedies:

(a)           If either party shall fail in the due and punctual payment of any sum due to the other, which failure shall not be cured within thirty (30) business days after receipt of notice that such payment is late;

(b)           If either party shall fail in the performance of any of its obligations contained in this Agreement or shall breach any warranty hereunder, which failure or breach shall not be cured within thirty (30) business days after receipt of notice from the other party;

(c)           If either party shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, composition, readjustment, liquidation or similar relief for itself under any present or future statutes, law or regulation of the United States, or shall seek or consent to or acquiesce in the appointment of any trustee, or shall make any general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

(d)           If a petition shall be filed against either party seeking any reorganization, composition, readjustment, liquidation or similar relief under any present or future statute, law or regulation of the United States and such petition shall remain un-dismissed or un-stayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, receiver or liquidator of either party is appointed, which appointment shall remain un-vacated or un-stayed for an aggregate of sixty (60) days (whether or not consecutive).

Section 11.02.  Delays.  Contractor shall not be responsible to FedEx for any Excusable Delay in the performance of its duties under this Agreement.  Contractor shall promptly notify FedEx when an Excusable Delay has occurred or is likely to occur, in each case specifying to the extent practicable the estimated duration of such Excusable Delay.

Section 11.03.  Remedies.  Upon the occurrence of an Event of Default by any party, the other shall have all the rights and remedies available to FedEx under this Agreement and the laws of Tennessee.  If any Excusable Delay shall result in a delay of more than thirty (30) business days in delivery of any of the Equipment or Maintenance Services, FedEx may partially or completely cancel this Agreement by notice to Contractor without penalty, and Contractor shall promptly refund to FedEx monies previously paid by FedEx to Contractor for cancelled Equipment or Maintenance Services.

ARTICLE 12

DISCLOSURE OF INFORMATION

Except as otherwise provided in this Agreement, the use and disclosure by one party of the other party’s Confidential Information shall be governed by and subject to the terms and conditions of that certain Mutual Non-Disclosure Agreement between the parties dated May 23, 2003 (the “MNDA”) (a copy of which is attached hereto as Exhibit F), which is incorporated herein by reference. As used in this Agreement, the term “Confidential Information” shall have the meaning ascribed to the term in the MNDA.  Moreover, if the Expiration Date of the MNDA as stated in Section 5 therein is earlier than the Completion Date of this Agreement, then the Expiration Date of the MNDA shall be extended to coterminate with the term hereof, but the obligations of confidentiality shall continue thereafter in accordance with the terms of the MNDA.

ARTICLE 13

MISCELLANEOUS

Section 13.01.  Assignment.  This Agreement shall insure to the benefit of and be binding upon each of

*    Confidential Treatment Requested

the parties and their respective successors and assigns, but neither the rights nor the duties of either party under this Agreement may be voluntarily assigned or delegated without the prior written consent of the other party, except that FedEx may assign all or any part of its rights and delegate its duties under this Agreement to a company directly or indirectly controlling, controlled by, or under common control with FedEx.

Section 13.02.  Change of Control.  In addition to such other rights as FedEx may have, FedEx shall have the right to immediately terminate this Agreement upon any change (i) in the ownership or voting control of fifty-one percent (51%) or more of the capital stock or assets of Contractor, if a corporation, or (ii) in the ownership of Contractor or its assets, if not a corporation.  Contractor shall notify FedEx in writing at least thirty (30) days before any such change in control of the capital stock, business, or assets of Contractor

Section 13.03.  Amendments.  Except as otherwise provided, this Agreement shall not be modified except by written agreement signed on behalf of FedEx and the Contractor by their respective authorized officers.

Section 13.04.  Severability.  If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired.

Section 13.05.  No Waiver.  The failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party’s rights to enforce such provision, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breach of the same provision or any other provision.

Section 13.06.  Public Release of Information.  Without FedEx’s prior written approval, Contractor shall not (a) refer to its selection by FedEx in any advertising, publicity release or sales presentation in such a manner as to state or imply that any deliverables or Services provided hereunder are endorsed or preferred by FedEx; (b) use the name, service marks, or trademarks of FedEx or any of its Affiliates; nor (c) release any press releases or other information revealing the existence of the Agreement or its terms and conditions.  As used in this Section 13.06, the term “FedEx” shall include, without limitation, FedEx Corporation and its subsidiaries and affiliates, both direct and indirect.  Except as may be necessary to comply with any reporting requirements under federal or state securities law, Contractor shall not disclose any details of this Agreement to any party except as may be authorized in writing by an authorized officer of FedEx.

Section 13.07.  Insurance.  Contractor shall maintain, and furnish to FedEx certificates evidencing, insurance coverage sufficient to cover the types and levels risks arising from the subject matter of this Agreement.  Such insurance shall be written by insurance companies licensed to do business in the state where the Maintenance Service is performed, shall be in form and substance satisfactory to FedEx, and shall provide that insurance will not be subject to cancellation, termination, or change except after thirty (30) days written notice to FedEx.

Section 13.08.  Safety, Order, and Security.  Contractor shall enforce strict discipline and good order among its employees and shall take all necessary precautions in the performance of its obligations to insure the safety of all persons and property.  Contractor will comply with all security rules made by FedEx or the retail Location, and upon request and subject to applicable laws, will cooperate with FedEx and the retail Location in the investigation of any of Contractor’s employees suspected of theft or other wrong doing with respect to FedEx or the retail Location and their respective property.

Section 13.09.  Further Assurances.  Each party agrees to take such actions, provide such documents, and

*    Confidential Treatment Requested

do such things as may reasonably be requested to assure the performance of the other party’s obligations under this Agreement.

Section 13.10.  Notices.  All notices, approvals, requests, consents and other communications given pursuant to this Agreement shall be in writing and shall be deemed effective when received if hand-delivered, sent via overnight service or sent by United States certified or registered mail, addressed as follows:

If to FedEx:	Line Haul System Support	Project & Engineering Support
	FedEx Corporate Services, Inc.	Federal Express Corporation
	2955 Republican Drive, 2nd Floor	3620 Hacks Cross Road Building - B2
	Memphis, Tennessee 38118	Memphis, Tennessee 38125
	Attention: Managing Director - IT	Attention: Managing Director

With a copies to:	Legal Technology Transactions	Bus Services Sourcing & Supply Mgt
	FedEx Corporation	Federal Express Corporation
	3620 Hacks Cross Road – B3	80 FedEx Parkway
	Memphis, Tennessee 38125	Collierville, Tennessee 38017
	Attention: Managing Director	Attention: Wendy Davison

If to the Contractor:	Time America, Inc.
8840 East Chaparral Road – Suite 100
Scottsdale, Arizona 85250
Attention: Craig Smith, CFO

Section 13.11.  Section Headings and Captions.  All section headings and captions used in this Agreement are for convenience of reference and shall not affect the interpretation of this Agreement.

Section 13.12.  Exhibits.  All Exhibits described in this Agreement shall be deemed incorporated in and made a part of this Agreement, except that if there is any inconsistency between this Agreement and the provisions of any Exhibit, the provisions of this Agreement shall control.  Terms used in an Exhibit and also used in this Agreement shall have the same meaning in the Exhibit as in this Agreement.

Section 13.13.  Counterparts.  This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

Section 13.14.  Survival of Terms.  The provisions of this Agreement which by their nature extend beyond that expiration or earlier termination of this Agreement shall survive and remain in effect until all obligations are satisfied.  Specifically, all of the Contractor’s obligations to indemnify FedEx shall survive this Agreement.

Section 13.15.  Governing Law.  This Agreement shall be deemed entered into within and shall be governed by and interpreted in accordance with the laws of Tennessee, and the parties submit to the jurisdiction of any appropriate court within Tennessee for adjudication of disputes arising from this Agreement.

Section 13.16.  Entire Agreement.  This Agreement supersedes all prior understandings, representations, negotiations and correspondence between the parties, constitutes the entire agreement between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance or usage of trade.

To signify their mutual intent to be legally bound by this Agreement, FedEx and Contractor have caused

*    Confidential Treatment Requested

their authorized representatives to execute this Agreement as of the Effective Date.

FEDEX CORPORATE SERVICES, INC.	TIME AMERICA, INC.

BY:	BY:

PRINTED NAME:	PRINTED NAME:

TITLE:	TITLE:

DATE:	DATE

*    Confidential Treatment Requested

Exhibit A
to the
Equipment Purchase, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

PRICE LIST
FOR
EQUIPMENT, SOFTWARE LICENSES AND MAINTENANCE SERVICES

MFG #	EQUIPMENT DESCRIPTION	UNIT COST
68-50100	[*]	[*]
68-50105	[*]	[*]
68-50200	[*]	[*]
68-50300	[*]	[*]
68-50400	[*]	[*]
68-50405	[*]	[*]
68-50500	[*]	[*]
68-50505	[*]	[*]
68-50600	[*]	[*]
68-50305	[*]	[*]
68-50700	[*]	[*]
68-20000	[*]	[*]
68-21000	[*]	[*]
N / A	[*]	[*]
68-59999	[*]	[*]

*              Miscellaneous Supplies will include: cabling from micro to hand readers, cabling between micros when in series; junction boxes; wire connectors; hangers to secure wiring; wire ties for organizing wiring; nuts, bolts, screws, anchors; and drill bits, tools for installation.

MFG #	SOFTWARE DESCRIPTION	UNIT COST
68-11005	[*]	[*]
68-10000	[*]	[*]
68-11000	[*]	[*]
68-11000	[*]	[*]
N / A	[*]	[*]

*    Confidential Treatment Requested

MFG Part #	SERVICES DESCRIPTION **	UNIT COST
N/A	[*]	[*]
N/A	[*]	[*]

* *          In the event FedEx does not purchase annual Maintenance Services, technical support by phone only is available at a cost of $[*] per hour (one hour minimum) or as may be otherwise agreed by the parties pursuant to a separate agreement or amendment.  This charge does not include the cost of replacement hardware or access to Contractor’s enhanced, upgraded software offerings.

*    Confidential Treatment Requested

Exhibit B
to the
Equipment Purchase, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

INITIAL ORDER

Delivered within ninety (90) business days of the Agreement Effective Date.

MFG Part #	Description	Qty	Unit Cost	Total Cost
68-10000	[*]	[*]	[*]	[*]
68-10000	[*]	[*]	[*]	[*]
68-11000	[*]	[*]	[*]	[*]
TOTAL LICENSE FEES				$187,500.00

PAYMENT TERMS FOR INITIAL ORDER

Notwithstanding anything to the contrary set forth in the Agreement, for this Initial Order only, the required License Fees shall be paid in increments and FedEx’s obligation to pay each increment shall be conditioned upon the achievement of the specified performance milestone and FedEx’s acceptance of the same.  The payment increments shall be made as follows:

Upon FedEx’s written acceptance of Equipment performance after pilot test program using [*]	$10,000.00
Upon FedEx’s written notice to Contractor of FedEx’s decision to implement [*] additional Equipment units	$177,500.00
TOTAL LICENSE FEES	$187,500.00

All invoices for the foregoing Fees shall be submitted to the following address:

Line Haul System Support

FedEx Corporate Services, Inc.

2955 Republican Drive, 2nd Floor

Memphis, Tennessee 38118

Attention:  Managing Director - IT

*    Confidential Treatment Requested

Exhibit C
to the
Equipment Purchase, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

DESCRIPTION OF MAINTENANCE SERVICES

A.            Basic Features.  Provided that FedEx is current in its payment of fees for Maintenance Services as required under the Agreement, Contractor shall provide maintenance coverage and technical support services for the Equipment and Software (including any custom configurations and/or any special interfaces developed by Contractor for FedEx), at no additional charge.  Maintenance Services will include, but not be limited to, the following:

•      24/7 availability of Contractor personnel to provide unlimited, direct telephone support at [*].

•      Delivery and installation of any fix, update, upgrades or enhancement to the Equipment and Software provided that the decision to perform any such installation shall be within the sole discretion of FedEx.

•      Assistance in the periodic cleaning of Equipment.

•      Standard error correction and maintenance modifications to the Equipment and Software.

All services are performed by Contractor on a remote or on-site basis, as required.  Depending upon the Location, Contractor may use sub-contractors to deliver Maintenance Services subject to prior approval of FedEx and sub-contractors compliance with FedEx security procedures.

B.            FedEx’s Maintenance Obligations.  FedEx’s failure to meet its maintenance responsibilities hereunder shall constitute a breach of this Agreement by FedEx, and service hereunder shall cease until which time the FedEx complies.  FedEx’s maintenance obligations are as follows:

•      FedEx’s personnel shall not attempt repairs to the Software and Equipment.

•      FedEx shall perform weekly back-ups of the software data files.

C.          Response Times:

Initial Notification of Problem	Contractor respond within fifteen (15) minutes of call

Contractor resolution provided within two (2) hours.

Critical Problem

For issues involving a security system associated with the Software, a Contractor technician will be dispatched to provide on-site assistance within four (4) hours of problem notification in the event a resolution is not provided within the stated two (2) hour period.

Non-Critical Problem	Contractor resolution provided within twenty-four (24) hours

*    Confidential Treatment Requested

Exhibit D
to the
Equipment, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

EQUIPMENT SPECIFICATIONS

1.             [*] will be manufactured by Contractor and will contain Software that is compatible with the FedEx [*] requirements.

2.             [*]

*    Confidential Treatment Requested

Exhibit E
to the
Equipment, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

INSTRUCTIONS
FOR
WARRANTY OR MAINTENANCE SERVICE FOR EQUIPMENT

1.             Problem Reporting:  FedEx will contact Contractor Support Line [(800) 561-6366] when a problem is incurred with the Equipment.

2.             Initial Troubleshooting:  Contractor will troubleshoot the problem during the support call.

3.             For the [*] and associated components:  If the problem cannot be remedied, Contractor will issue an RMA number for the defective Equipment which should be placed on the shipment to Contractor at the following address:

Time America, Inc.

8840 East Chaparral Road – Suite 100

Scottsdale, Arizona  85250

Contractor will return the fully repaired or replaced [*] to FedEx using a FedEx-approved shipping method

4.             For the [*] and associated components:  Contractor will provide on-site service (at no extra charge to FedEx).  If replacement is required, Contractor will order the replacement part and have it installed within two (2) business days of the problem notification.

*    Confidential Treatment Requested

Exhibit F
to the
Equipment, License and Services Agreement
between
FedEx Corporate Services, Inc. (“FedEx”) and Time America, Inc. (“Contractor”)
dated August 29, 2005

MUTUAL NON-DISCLOSURE AGREEMENT

*    Confidential Treatment Requested